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                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into on this 19th day of April 2002, by and between First Reserve, Inc., a Florida corporation (the "Company") and Ronald A. Shuffield ("Executive").

                                    RECITALS

     A. The Company, through Esslinger-Wooten-Maxwell, Inc. ("EWM"), its wholly owned subsidiary, is engaged in the real estate brokerage business.

     B.  The Executive has been employed as the President of EWM since 1984.

     C. The Company and the Executive wish to memorialize their existing relationship and provide for the Executive to continue as the President of EWM and as the President of the Company, subject to the terms and conditions of this Agreement.

In consideration of the premises and the mutual agreements herein, the Company and Executive hereby agree as follows:

1. Employment.

     (a) The Company hereby employs Executive, and Executive hereby accepts and agrees to such employment, as the President of the Company and the President of EWM.

     (b) Executive shall have the duties and responsibilities normally associated with the President of both the Company and EWM, including, but not limited to, overseeing and managing all aspects of the Company's business.

     (c) Executive shall report to the Chairman of the Board of Directors and the Chief Executive Officer of the company. While employed by the Company, Executive will devote sufficient professional time, attention, and best efforts to the business of the Company in order to fulfill his duties and obligations hereunder. The Executive shall also serve on the Board of Directors of the Company.

2. Term. The Executive shall be employed for a term of two years from the date hereof, subject to earlier termination as provided herein. If the Executive is still employed at the end of the first two-year term, the Executive may extend his employment for an additional two-year, at the option of the Executive.

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3. Compensation.

     (a) For all services rendered by the Executive pursuant to Paragraph 1 hereof, the Company shall pay to and provide for Executive (i) a salary of $500,000 per annum retroactive to January 1, 2002, (ii) a bonus based on the "pre-tax net income" of the Company, as provided in Paragraph 2(b) below, and (iii) any additional benefits provided herein. Executive's salary and commissions shall be paid bi-monthly, or at such other regular intervals consistent with the normal payroll periods of the Company's other sales representatives, and such payments shall be subject to the usual deductions for income tax, FICA, and Medicare. Executive's salary may be adjusted annually by the Board of Directors; provided, however, that Executive's salary shall at no time be less than his first year salary and shall at all times be at least 3.0% higher than the salary paid to the Executive for the previous year.

     (b) In addition to base salary, Executive shall be entitled to a bonus of up to 5.0% of the "pre-tax net income" of the Company, as determined by the Company's compensation committee. For purposed of this Agreement, "pre-tax net income" shall be defined in accordance with generally accepted accounting principles. Executive's bonus may be up to 50% of the salary set forth above. The bonus shall be paid to Executive within 60 days after the end of the Company's fiscal year.

4. Vacation. During the term of employment under this Agreement, Executive shall be entitled to vacations (without deduction in compensation or benefits) of such duration and at such time or times as may be consistent with prevailing vacation policies of the Company, but not less than three weeks per calendar year. Such vacation time shall be adjusted pro rata for the number of months worked in the initial and final partial years of this Agreement. Unused available vacation time may cumulate from one year into the following year.

5. Insurance and Other Benefits. To the extent eligible, Executive may participate in any group disability, medical, retirement, pension or other similar Company benefit or insurance plan, which is or may become generally available to other Executives of the Company, including participation in a 401(k) Plan. Additionally, the Company, at its expense, shall provide the Executive with life insurance and disability insurance with the Executive or his designees as the beneficiaries thereof. Any payments received by Executive from such disability insurance or any other insurance provided herein shall not reduce the Executive's salary hereunder.

6. Expenses. The Company will reimburse the Executive's reasonable and necessary telephone, entertainment, travel and other expenses, which are incurred in the furtherance of the Company's business purposes. The Company will also provide a monthly luxury automobile allowance, at least equivalent in value of a Mercedes S500 Sedan.

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7. Death or Incapacity.

     (a) In addition to any other rights of the Executive pursuant to any disability policies provided to Executive by the Company, if Executive is unable at any time during the term of this Agreement to perform his services by reason of physical or mental illness or incapacity, he shall receive his then regular compensation for the period then established in the Company's policies and procedures for Executives of the Company. If Executive is unable to consistently perform his material duties under this Agreement for any period of 90 consecutive days by reason of physical or mental illness or incapacity, the Company may terminate this Agreement at any time without any further liability to Executive beyond payment of two months of salary as a severance payment. Periods of consecutive incapacity within the same twelve-month period arising from the same mental or physical condition, which are less than 90 days each shall by, cumulated and considered consecutive. The Board of Directors of the Company shall determine in its sole discretion whether Executive is ill or incapacitated for purposes of this Paragraph.

     (b) In addition to any rights existing under any life insurance policies provided by the Company to Executive, in the event of death of Executive at any time during the term of this Agreement, the Company shall pay to his surviving spouse, if any, the pro rata salary to which Executive was entitled through the date of his death. If Executive has no surviving spouse, then the Company shall pay the aggregate amount of such pro rata salary to Executive's estate.

     (c) In the event of death or disability of Executive prior to the end of a fiscal year of the Company, Executive (or Executive's estate, as the case may be) shall be entitled to a partial bonus of each year equal to the full bonus to which he would have been entitled under Paragraph 2(b), above, if any, multiplied by a fraction the numerator of which is the number of days in the fiscal year during which the Executive was employed by the Company and the denominator of which is 365.

8. Termination.

     (a) The Company may terminate this Agreement, and the Executive's employment hereunder, for "cause", subject to the notice and cure provisions of paragraph 8(b) below, if at any time the Executive:

          (i) commits an act of theft or embezzlement from or fraud on the Company;

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          (ii)  willfully refuse to continue his employment with the Company
                (except if disabled);

          (iii) materially fails to comply with the Company's policies, or;

          (iv) is convicted of a felony or commits an act of moral turpitude or illegality that (a) brings the reputation of the Company into public disrepute or (b) causes the Company to be viewed unfavorably by the public.

          Upon termination, the Company as applicable, shall have no further liability hereunder except for salary accrued to the date of such termination notice or the first date of willful refusal by Executive to continue his employment, whichever the case may be.

     (b) Before the Company terminates Executive it shall give him written notice of his pending termination and give him 14 days from the date of the notice in which to cure the reason that gave rise to his pending termination. If in the reasonable determination of the Board of Directors Executive has timely cured the reason, the Company shall send written notification to Executive that he shall not be terminated. Otherwise, Executive shall be forthwith terminated without further notice, his last day of employment being the last day of his cure period.

     (c) In the event the Company unilaterally terminates this Agreement without cause prior to its expiration, the Company shall remain liable for all salary, payments and benefits otherwise due to Executive for the balance of the term of the Agreement.

9. Severance Change in Control.

     (a) If the Company terminates the Executive for any reason other than "for cause" as provided in paragraph 8, above, then the Executive shall be entitled to receive severance compensation for a period of two years (or the remainder of the Executive's term if shorter) following termination, at a rate equal to the Executive's base salary as of the date of termination. In addition, the Executive shall be entitled to receive all medical, insurance and other benefits as provided hereunder for the remainder of the term of the Agreement and the bonus payment provided in paragraph 2(b) for the year in which the Executive was terminated.

     (b) In addition, should a Change in Control (as defined below) of the Company occur and the Executive's employment is terminated within two years thereafter (except if `for cause" as provided in paragraph 8 above), the Executive shall be entitled to a special lump sum severance payment equal to two years base salary and bonus, with

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         all insurance, medical and other benefits to be provided to the
         Executive for the remainder of the term of the Agreement.

     (c) As used in this Agreement, a "Change in Control" is any of the following:

          (i) the acquisition of 25% or more of the outstanding voting stock of the Company by any person or entity with the exception of the Executive or Allen C. Harper;

          (ii) the persons serving as directors of the Company as of the date hereof, and those replacements or additions subsequently approved, cease to make up at least one-half of the Board;

          (iii) a merger, consolidation or share exchange in which the shareholders of the Company prior to the merger wind up owning 80% or less of the surviving corporation; or

          (iv) a complete liquidation on dissolution of the Company or disposition of all or substantially all of the assets of the Company.

10. Entire Agreement. This agreement contains the entire agreement concerning employment arrangements between the Company and Executive and supersedes all prior written and oral understanding of the parties with respect thereto. This Agreement may not be changed except by a writing signed by the party against whom the enforcement of any waiver, change, extension, modification or discharge is sought.

11. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered in person or sent by certified mail to the party involved at the address shown on the signature page, or to such other address as either party may specify to the other in writing. The date two days after the date of mailing of such notice shall be deemed to be the date of delivery thereof.

12. Assignment. This agreement, including the provisions of Section 17, below, shall inure to the benefit of, and shall be binding upon, the Company, and its successors and assigns.

13. Severability. In the event any term, paragraph or provision of this Agreement or application to any circumstances shall to any extent be deemed invalid or unenforceable, the remainder of this Agreement shall be valid and enforceable, the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Exclusive venue for any proceedings shall be brought in Miami-Dade County, Florida only.

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15. Consultation of Attorneys. The Company and Executive acknowledge that they each have had the opportunity to consult its or his respective attorney with respect to this Agreement and that they each understand its contents.

16. Gender Reference. Wherever appropriate, the masculine gender may include the feminine or neuter, and the singular may include the plural and vice versa.

17. Non-Competition: During the term of this Agreement (including any extensions and for a period of two years thereafter, the Executive agrees not to: (i) be employed by or own any material (5% or more equity) interest in any residential real estate brokerage business which maintains an office within 25 miles from any EWM office; (ii) solicit any customer, employee, broker or agent of EWM; or
(iii) otherwise compete in any way with EWM.

18. Confidentiality. The Executive agrees to keep in strict secrecy and confidence any and all of EWM's trade secrets, systems, procedures, manuals, confidential reports, and lists of customers or clients, and any other confidential and proprietary information (the "Confidential Information"). The Executive will not, without EWM's prior written consent, disclose any such Confidential Information to any third person or entity.


IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

                                                  "Company"
                                                  First Reserve, Inc.


                                                  By: /s/ Allen C. Harper
                                                      Allen C. Harper
                                                      Chairman

                                                  Address: 1360 South Dixie Hwy
                                                  Coral Gables, FL 33146


                                                  "Executive"


                                                  /s/ Ronald A. Shuffield
                                                  Ronald A. Shuffield

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